Exhibit 99.1

Media Contact	Investor Contact

Barbara Henderson	Richard Goudis
VP Global Corporate Communications	Chief Financial Officer
Herbalife International	Herbalife International
310.410.9600 ext. 32736	310.410.9600 ext. 32222
barbh@herbalife.com

Herbalife Files Registration Statement with the SEC for an Initial Public Offering

LOS ANGELES, Calif. – October 1, 2004 – WH Holdings (Cayman Islands) Ltd. and Herbalife International Inc. (“Herbalife”) announced today that WH Holdings (Cayman Islands) Ltd. has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) for a proposed initial public offering by WH Holdings of up to $345 million of newly issued common shares.  Herbalife is a wholly-owned subsidiary of WH Holdings.

Proceeds of the offering are expected to be used by WH Holdings to redeem and repurchase all or a portion of Herbalife’s outstanding 11 3/4% senior subordinated notes due 2010 and a portion of WH Holdings’ outstanding 9 1/2% notes due 2011, to repay other indebtedness, pay a cash dividend to existing shareholders and pay related expenses.

Morgan Stanley and Merrill Lynch & Co. are expected to serve as the joint book-running managers for the proposed offering.

When available, a copy of the prospectus relating to these securities may be obtained from Morgan Stanley, Attn:  Prospectus Department, 1585 Broadway, New York, New York 10036 (212/761-4000) or Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080 (212/449-1000)

A registration statement related to these securities has been filed with the SEC but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the notes.

About Herbalife

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle.

Safe Harbor Statement

This press release contains certain forward-looking statements that involve risks and uncertainties that could affect actual future results and the proposed transactions referenced herein.  Such risks and uncertainties include, but are not limited to: Herbalife’s ability to continue to attract, maintain and motivate its distributors, changes in the regulatory environment affecting network marketing sales and sales of foods and dietary supplements, the effects of adverse publicity on sales, volatility in Herbalife’s earnings, consumer acceptance of network marketing, economic conditions in the countries in which Herbalife operates, the presence of possible competitors, adverse publicity, in-region cultural or demographic factors, adverse conditions in the public capital markets, a change in the terms or structure of, or the decision to abandon, the proposed transaction, the failure for any reason to consummate the transaction on the proposed terms or otherwise, and other risks and uncertainties detailed in the registration statement referenced above.

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